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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of EMCORE Corporation on Form S-3 of our report dated December 5, 2000 (June 30, 2001 as to Note 9), relating to the financial statements of Uniroyal Optoelectronics, LLC for the years ended October 1, 2000 and September 26, 1999, and for the period from February 28, 1998 (date of formation) to September 27, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Tampa, Florida
July 19, 2001